Exhibit 1(g)



                             MUNIYIELD FUND, INC.


           Articles of Amendment to Articles Supplementary creating
             Series A, Series B, Series C, Series D, and Series E
                       of Auction Market Preferred Stock


     MUNIYIELD FUND, INC., a Maryland corporation having its principal Maryland office in the City of Baltimore (the "Corporation"), certifies to the Maryland State Department of Assessments and Taxation that:

     First: The Articles Supplementary, filed on December 20, 1991, and the Articles Supplementary, filed on December 1, 1994, each creating 900 shares of Series A Auction Market Preferred Stock, 900 shares of Series B Auction Market Preferred Stock, 900 shares of Series C Auction Market Preferred Stock, 900 shares of Series D Auction Market Preferred Stock, and 1,400 shares of Series E Auction Market Preferred Stock (collectively, the "AMPS(R)") of the Corporation (collectively, the "Articles Supplementary"), are hereby amended by these Articles of Amendment as follows:

     In each of the Articles Supplementary, paragraph (c) of section 5 entitled "Right to Vote with Respect to Certain Other Matters" is deleted in its entirety and replaced with the following:

          (c) Right to Vote with Respect to Certain Other Matters. So long as any shares of AMPS are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the shares of the Preferred Stock Outstanding at the time, voting separately as one class:
     (i) authorize, create or issue any class or series of stock ranking prior to the AMPS or any other series of Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, or
     (ii) amend, alter or repeal the provisions of the Charter, whether by

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(R)  Registered trademark of Merrill Lynch & Co., Inc.

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     merger, consolidation or otherwise, so as to adversely affect any of the contract rights expressly set forth in the Charter of holders of shares of AMPS or any other Preferred Stock. To the extent permitted under the 1940 Act, in the event shares of more than one series of AMPS are outstanding, the Corporation shall not approve any of the actions set forth in clause (i) or (ii) which adversely affects the contract rights expressly set forth in the Charter of a Holder of shares of a series of AMPS differently than those of a Holder of shares of any other series of AMPS without the affirmative vote of the holders of at least a majority of the shares of AMPS of each series adversely affected and outstanding at such time (each such adversely affected series voting separately as a class). The Corporation shall notify Moody's and S&P 10 Business Days prior to any such vote described in clause (i) or (ii). Unless a higher percentage is provided for under the Charter, the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, including AMPS, voting together as a single class, will be required to approve any plan of reorganization (including bankruptcy proceedings) adversely affecting such shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. The class vote of holders of shares of Preferred Stock, including AMPS, described above will in each case be in addition to a separate vote of the requisite percentage of shares of Common Stock and shares of Preferred Stock, including AMPS, voting together as a single class necessary to authorize the action in question.

     Second: The foregoing amendment to the Articles Supplementary has been effected in the manner and by the vote required by the charter of the Corporation (the "Charter") and the laws of Maryland. The amendment of the Articles Supplementary, as hereinabove set forth has been duly advised, approved, and adopted by a majority of the entire Board of Directors of the Corporation, and by a majority of the outstanding Common Stock and AMPS voting together as a single class and by a majority of the outstanding AMPS voting together as a separate class.

     Third: Except as amended, hereby, the Charter shall remain in full force and effect.

     Fourth: The authorized capital stock of the Corporation has not been increased by these Articles of Amendment.

     Fifth: These Articles of Amendment shall be effective immediately upon the acceptance for recording or filing by the Maryland State Department of Assessments and Taxation.

     The undersigned Vice President and Treasurer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts to be verified under oath, the undersigned Vice President and Treasurer states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles of Amendment with respect to the authorization and approval of the amendment of the Corporation's Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.



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     IN WITNESS WHEREOF, MUNIYIELD FUND, INC. has caused these Articles of
Amendment to be signed in its name and on its behalf by its Vice President and Treasurer, a duly authorized officer of the Corporation, and attested by its Secretary as of June 23, 1999.

                                       MUNIYIELD FUND, INC.



                                       By /s/ Donald C. Burke
                                          ----------------------
                                          Name:  Donald C. Burke
                                          Title:  Vice President and Treasurer



Attest:



/s/ Alice A. Pellegrino
--------------------------
Name: Alice A. Pellegrino
Title:  Secretary